Exhibit 99

                National Dentex Corporation Announces
           Record Sales and Earnings in Second Quarter 2004

    WAYLAND, Mass.--(BUSINESS WIRE)--July 29, 2004--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced record sales and earnings in the second quarter ended June 30, 2004. Sales for the quarter totaled $28,831,000 compared with $25,182,000 a year earlier, an increase of 14.5%. Net income for the quarter was $2,058,000 or $.57 per share on a diluted basis, an increase of 24.7% versus $1,650,000 or $.48 per share on a diluted basis in 2003.
    For the six months ended June 30, 2004, sales were $56,759,000 compared to $49,147,000 for the same period in 2003. Net income was $3,763,000 or $1.04 per diluted share compared to $2,982,000 or $.86 per share on a diluted basis in 2003.
    David Brown, President and CEO stated: "We are very pleased to present these results for our second quarter of 2004. The sales growth of 14.5% resulted from a combination of steady moderate internal growth and our acquisitions made during the past year. Through our efforts at cost containment, particularly labor and related benefits, we were able to improve operating income from $2,778,000, or 11.0% of sales for the second quarter of 2003, to $3,544,000, or 12.3% of sales for the second quarter of 2004. While our laboratories are more efficient than a year ago, we must remain diligent and continue to look for ways to control our costs in order to maintain these margins.
    Mr. Brown added: "On the acquisition front we continue to look at opportunities to acquire and expand. While we have not closed any acquisitions during the first six months of 2004, we are currently in discussions with a number of candidates and are confident of continued success in this area. In fact, I am happy to announce today that we have an agreement in principle to acquire a dental laboratory in a new market area for National Dentex. This acquisition, which is expected to add over $4,000,000 in annual sales volume, is subject to the completion of due diligence and the execution of definitive agreements, with a closing expected on or around August 1, 2004.
    Mr. Brown concluded: "I am also pleased to announce that effective June 30, 2004 we concluded an agreement with Fleet National Bank, a Bank of America Company, that provides for a $5 million revolving line of credit for general working capital purposes and a $20 million line of credit structured for the acquisition of dental laboratories. This is an increase in available credit of $13 million from our total prior commitment and will enable us to aggressively pursue other acquisition candidates."

    National Dentex Corporation serves an active customer base of over 18,000 dentists through dental laboratories located in 29 states.
National Dentex's dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns and fixed bridges, and other dental specialties.

    This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding our future financial performance, acquisition activity, and marketplace competitiveness, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which National Dentex operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future operating and financial results include the timing, duration and effects of adverse changes in overall economic conditions, the Company's ability to acquire and successfully operate additional laboratories, governmental regulation of health care, trends in the dental industry towards managed care, increases in labor, benefits and material costs, product development risks, technological innovations, and other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission.


                      National Dentex Corporation
                           Earnings Results
                              (Unaudited)
                 (In Thousands, except per share data)

                                  Quarter Ended     Six Months Ended
                                    June 30,            June 30,
                                -----------------   -----------------
                                   2003     2004       2003     2004
                                -------- --------   -------- --------

Net Sales                       $25,182  $28,831    $49,147  $56,759
Cost of Goods Sold               14,876   16,829     29,286   33,160
                                -------- --------   -------- --------
   Gross Profit                  10,306   12,002     19,861   23,599

Operating Expenses                7,528    8,458     14,872   17,135
                                -------- --------   -------- --------
   Operating Income               2,778    3,544      4,989    6,464

Other Expense                        75      108        128      175
Interest (Income) Expense            (6)       7        (15)      18
                                -------- --------   -------- --------
   Income Before Tax              2,709    3,429      4,876    6,271

Income Taxes                      1,059    1,371      1,894    2,508
                                -------- --------   -------- --------
   Net Income                    $1,650   $2,058     $2,982   $3,763
                                ======== ========   ======== ========


Weighted Average
   Shares Outstanding:
      - Basic                     3,421    3,442      3,412    3,438
      - Diluted                   3,464    3,633      3,455    3,610

Net Income per Share:
      - Basic                     $0.48    $0.60      $0.87    $1.09
      - Diluted                   $0.48    $0.57      $0.86    $1.04



                      National Dentex Corporation
                      Selected Balance Sheet Data
                            (In thousands)

                                 December 31, 2003    June 30, 2004
                                 -----------------  -----------------
                                                       (Unaudited)

Cash and Equivalents                       $1,835             $1,953
Accounts Receivable - net                  11,914             13,458
Current Assets                             21,930             24,306
Current Liabilities                         9,678             10,165

Working Capital                            12,252             14,141

Total Assets                               72,233             77,277

Long Term Obligations                       2,415              2,702
Stockholders' Equity                      $60,140            $64,411


    CONTACT: National Dentex Corporation
             Richard F. Becker, 508-358-4422